Ruth's Chris Steak House Announces

New Senior Vice President of Marketing

Heathrow, Fla.-July 17, 2007-Ruth's Chris Steak House, Inc. (Nasdaq: RUTH) announces the appointment of restaurant industry veteran Damon Liever as Senior Vice President of Marketing. Mr. Liever will lead all marketing functions for the Company's domestic and international expansion. Specifically, he will be responsible for conceptualizing and implementing market strategy, achieving marketing and sales targets, business and market development, market research and planning and leading strategic direction for promotion and advertising.

Mr. Liever possesses more than twenty years of restaurant and food service industry experience, including work with some of the nation's most recognizable brands. He has held senior management positions at UNO Restaurant Corporation, Black Eyed Pea Restaurants, Yum! Brand's Taco Bell, and Pepsico's Frito-Lay, Inc.

Most recently, Mr. Liever held the position of President of Retail Brand Group, LLC, a subsidiary of Sodexho, Inc. Under Mr. Liever's leadership, the Allentown, PA-based Retail Brand Group created and managed the strategic direction of a portfolio of branded quick-service and fast-casual restaurants with over 450 locations throughout North America.

Craig S. Miller, Chairman of the Board, President and Chief Executive Officer of Ruth's Chris Steak House, stated: "We are very pleased to have Damon join our leadership team. He will play an important role in growing sales, increasing awareness of the Ruth's Chris brand through innovative advertising and marketing, and delivering results in line with our growth strategy. I'm confident that Damon's depth of experience in the food service industry will play an important role at Ruth's Chris, as we continue to lead the fine dining sector."

"I am thrilled to be joining Craig and the entire management team to help deliver on his bold vision for the Company," commented Mr. Liever. "Ruth's Chris is an exceptional brand, which has developed an outstanding reputation for quality and service, and I look forward to the journey ahead."

Mr. Liever received his MBA from the University of Michigan in 1982. He also holds a Bachelors of Science in Biology from Bucknell University.

About Ruth's Chris Steak House

Ruth's Chris Steak House, Inc. is the largest fine-dining company in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 107 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime . . . just follow the sizzle to Ruth's Chris Steak House.  For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

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